Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 10.3

Execution Copy

TECHNICAL TRANSFER & DEVELOPMENT SERVICES AGREEMENT

by and between

INSPIRE PHARMACEUTICALS, INC.

and

FINORGA S.A.S.

Dated as of March 26, 2010

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

6.5	Data	19

ARTICLE VII CONFIDENTIALITY		20

7.1	Definition of “Inspire Confidential Information”	20
7.2	Definition of “Novasep Confidential Information”	20
7.3	Treatment of Confidential Information	20
7.4	Excluded Information	21
7.5	Return of Confidential Information	22

ARTICLE VIII INDEMNIFICATION		22

8.1	Indemnity by Novasep	22
8.2	Indemnity by Inspire	23
8.3	Liability limitations	23
8.4	Procedures	23

ARTICLE IX TERM; TERMINATION; REMEDIES		23

9.1	General	24
9.2	Termination for Bankruptcy; Insolvency	24
9.3	Termination for Default After Notice	24
9.4	Termination by Inspire for Change in Control of Novasep	24
9.5	Termination by Inspire for Convenience	24
9.6	No Suspension of Obligations	24
9.7	Effect of Termination	25

ARTICLE X MISCELLANEOUS		25

10.1	Notices	25
10.2	Independent Contractors	26
10.3	Entire Understanding	26
10.4	Force Majeure Event	26
10.5	Assignment	27
10.6	Dispute Resolution	27
10.7	Use of Affiliates	28
10.8	Subcontractors	28
10.9	Amendment	28
10.10	Severability	28
10.11	Waiver	28
10.12	Survival	28
10.13	Drafting Ambiguities	29
10.14	Headings; Schedules and Exhibits; Counterparts	29
10.15	Governing Law	29
10.16	Remedies	29
10.17	Injunctive Relief	29
10.18	Further Assurances	30
10.19	Counterparts	30

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

10.20	English Language	30

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULES TO AGREEMENT:

Schedule A:	Project Plan

Schedule B:	Project Fees

Schedule C:	Equipment

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

TECHNICAL TRANSFER & DEVELOPMENT SERVICES AGREEMENT

THIS TECHNICAL TRANSFER & DEVELOPMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of March, 2010 (the “Effective Date”) by and between Inspire Pharmaceuticals, Inc., a Delaware corporation having a place of business at 4222 Emperor Blvd., Suite 200, Durham, NC 27703, USA (“Inspire”), and Finorga S.A.S., a corporation organized and existing under the laws of France, having a place of business at Route de Givors, 38670 Chasse sur Rhône, France, acting in its own name and in the name and on behalf of Novasep Process, a corporation organized and existing under the laws of France, having a place of business at Site Eiffel, Boulevard de la Moselle, 54340 Pompey, France (collectively “Novasep”). Inspire and Novasep are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Inspire is engaged in the research, development and commercialization of proprietary pharmaceutical products;

WHEREAS, Novasep is a company that has developed substantial expertise in manufacturing active pharmaceutical ingredients for use in pharmaceutical products; and

WHEREAS, Groupe Novasep SAS (an Affiliate of Novasep) and Inspire have signed a Mutual Confidential Disclosure Agreement dated February, 6th 2008, in order to exchange certain Confidential Information in connection with certain services and the manufacturing of the API (as defined below); and

WHEREAS, Novasep and Inspire are working together since February 2009 on certain services relating to the API and have signed a Material Transfer Agreement dated March, 31st 2009, following which Inspire transferred to Novasep certain quantities and samples of materials; and

WHEREAS, Finorga / Novasep Synthesis France (an Affiliate of Novasep) and Inspire have signed a Letter of Intent dated July 31st, 2009 (the “Letter of Intent”) by which Inspire confirmed its commitment with respect to certain capital equipment expenses of Novasep; and

WHEREAS, the Parties desire to provide in this Agreement for the transfer by Inspire of technologies required by Novasep to begin production of a certain active pharmaceutical ingredient for Inspire; and

WHEREAS, Inspire, by the following purchase orders, has ordered from Novasep certain development services and deliverables in relation to the API, including laboratory familiarization, process & analytical transfer, process optimization, testing and selection of the best process: Purchase Order #005605 dated March 24, 2009; Purchase Order

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

#005721 dated June 26, 2009; Purchase Order #005771 dated August 11, 2009; Purchase Order #005772 dated August 11, 2009; Purchase Order #005773 dated August 11, 2009; Purchase Order #005824 dated September 21, 2009; Purchase Order #005851 dated October 15, 2009; Purchase Order #005900 dated November 16, 2009; Purchase Order #005931 dated December 21, 2009; and Purchase Order #005932 dated December 21, 2009 (collectively, the “Purchase Orders”); and

WHEREAS, Finorga SAS and Novasep Process are wholly-owned subsidiaries of Groupe Novasep S.A.S., and contemporaneously with this Agreement Groupe Novasep S.A.S. is entering into and delivering to Inspire the Parent Guarantee between such parties;

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

“API” means denufosol tetrasodium (P1-(2’-deoxycytidine 5’-)P4-(uridine 5’)tetraphosphate tetrasodium).

“API Developments” has the meaning provided in Section 6.2(a) of this Agreement.

“Batch” means Demonstration Batch, Development Batch or Validation Batch.

“Change Control Operating Procedure” has the meaning provided in Section 2.4 of this Agreement.

“Change in Control” has the meaning provided in Section 9.4 of this Agreement.

“Claim” has the meaning provided in Section 8.1 of this Agreement.

“Confidential Information” has the meaning provided in Section 7.3 of this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

“Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Body or other Person.

“Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for intermediates, active pharmaceutical ingredients or finished pharmaceutical products, including without limitation: (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211, The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and Q7A Good Manufacturing Practice Guidance For Active Pharmaceutical Ingredients (ICH Q7A), (ii) the principles promulgated by any applicable Governmental Body having jurisdiction over the manufacture of the API, in the form of laws, rules or regulations, and (iii) the principles promulgated by any applicable Governmental Body having jurisdiction over the manufacture of the API, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines), which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products; in each case as in effect at the Effective Date and as amended, promulgated or accepted by any applicable Governmental Body from time to time during the Term.

“Data” has the meaning provided in Section 6.5 of this Agreement.

“Demonstration Batch” has the meaning provided in Section 3.4 of this Agreement.

“Development Batch” has the meaning provided in Section 3.4 of this Agreement.

“Equipment” has the meaning provided in Section 3.1(b) of this Agreement.

“Facility” means Novasep’s manufacturing facilities located at (i) Route de Givors, 38670 Chasse-sur-Rhône, France (Finorga), (ii) Site Eiffel, Boulevard de la Moselle, 54340 Pompey, France (Novasep Process), (iii) 5 Chemin du Pilon, 01703 Saint Maurice de Beynost, France (Novasep Process) and any other facility approved in advance in writing by Inspire.

“Force Majeure Event” has the meaning provided in Section 10.4 of this Agreement.

“Governmental Body” means any nation or government, any state, province or other political subdivision thereof, or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions, or any division of the United States Food and Drug Administration (as applicable) and any other applicable counterpart agency that administers the Legal Requirements.

“Indemnified Party” has the meaning provided in Section 8.4 of this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

“Indemnifying Party” has the meaning provided in Section 8.4 of this Agreement.

“Initial Materials” means dCMP (2’-deoxycytidine 5’-monophosphate).

“Inspire Confidential Information” has the meaning provided in Section 7.1 of this Agreement.

“Inspire Intellectual Property” means any and all Intellectual Property relating to the API or the development or manufacture thereof that was (i) owned, licensed or controlled by Inspire or Inspire Affiliates at the Effective Date or (ii) developed or acquired by Inspire or Inspire Affiliates after the Effective Date.

“Inspire License” has the meaning provided in Section 6.3 of this Agreement.

“Inspire Materials” has the meaning provided in Section 2.2 of this Agreement.

“Inspire Rights” has the meaning provided in Section 6.3 of this Agreement.

“Intellectual Property” means (i) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (ii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iii) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (iv) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, internet domain names, and all goodwill associated therewith; and (v) all other intellectual property or proprietary rights worldwide, in each case whether or not subject to statutory registration or protection.

“Legal Requirements” means any and all local, municipal, state, provincial, federal and international laws, statutes, ordinances, rules or regulations now or hereafter enacted or promulgated by any Governmental Body applicable to the development, approval, manufacture, sale or licensing of any pharmaceutical products, ingredients for

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

inclusion therein, or any aspect thereof and the obligations of Novasep or Inspire, as the context requires, under this Agreement, including, without limitation, the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“Losses” means, collectively, any and all claims, liabilities, damages, costs, expenses, including reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.

“Novasep Confidential Information” has the meaning provided in Section 7.2 of this Agreement.

“Novasep Intellectual Property” means (i) all Intellectual Property owned, licensed or controlled by Novasep prior to the Effective Date and (ii) all Intellectual Property developed or acquired by Novasep after the Effective Date that does not relate to the API or the development or manufacture of the API, and does not utilize and is not based on any Inspire Rights or Inspire Confidential Information.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Project Plan” has the meaning provided in Section 2.3 of this Agreement.

“Project Team” has the meaning provided in Section 2.5 of this Agreement.

“Quality Agreement” means the agreement identified in Section 3.2 of this Agreement.

“Specifications” means, with respect to the API, all specifications for materials, approved suppliers, formula, manufacturing, analytical and testing procedures, release, packaging, labeling and other processes relating to the manufacture of the API, all as set forth in the Request for Proposal (RFP) – INS37217 Technology Transfer and Commercial Manufacture dated and provided by Inspire to Novasep via email on February 10, 2009, as such specifications may be updated by Inspire or revised from time to time in accordance with this Agreement.

“Subcontractor” means any Third Party that performs any of Novasep’s obligations under this Agreement on Novasep’s behalf.

“Supply Agreement” has the meaning provided in Section 2.1 of this Agreement.

“Technical Transfer Program” has the meaning provided in Section 2.1 of this Agreement.

“Term” has the meaning provided in Section 9.1 of this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

“Third Party” means any Person other than the Parties or their respective Affiliates.

“Third Party Materials” means (i) all raw materials, components, work-in-process and other ingredients required to manufacture the API and (ii) all packaging materials used in the manufacture, storage and shipment of the API, in each case, other than Inspire Materials.

“Validation Batch” has the meaning provided in Section 3.4 of this Agreement.

ARTICLE II

TECHNICAL TRANSFER PROGRAM

2.1 General. Subject to the terms and conditions of this Agreement, Inspire agrees to transfer to Novasep technology and technical information in Inspire’s possession necessary for the manufacture of the API at the Facility, and Novasep agrees to (i) develop and confirm the manufacturing process for the API; (ii) assist in establishing final Specifications; (iii) manufacture Batches of the API; and (iv) conduct all other activities specified in the Project Plan, including without limitation technology transfer, scale-up, method transfer, method development and validation, process development, process optimization and process validation (collectively, the “Technical Transfer Program”), all as more specifically provided in this Agreement. The Parties contemplate entering into an additional agreement relating to Novasep’s manufacture of the API for Inspire following the successful completion of the Technical Transfer Program (the “Supply Agreement”). The Parties hereby agree to negotiate the terms of such Supply Agreement in good faith. Notwithstanding the foregoing, the Parties shall not be obligated to enter into the Supply Agreement.

2.2 Inspire Materials. Inspire or its designee shall supply Initial Materials to Novasep on a reasonably prompt basis for use in the Technical Transfer Program in quantities reasonably sufficient to carry out the Technical Transfer Program in accordance with this Agreement. Prior to the delivery of any of such Initial Materials to Novasep, Inspire or its designee shall, if available, provide to Novasep a copy of the Material Safety Data Sheet for the Initial Materials, as currently in effect, and thereafter shall promptly provide any subsequent revisions thereto. Novasep acknowledges that the Material Safety Data Sheet has been generated by the Third Party supplier of the Initial Materials and that the accuracy thereof has not been independently confirmed by Inspire. Novasep accordingly agrees to exercise due care and judgment in handling and using the Initial Materials. Without limiting the foregoing, Novasep shall be responsible for inspecting, testing and releasing Initial Materials as necessary to perform the Technical Transfer Program. All materials, including but not limited to, Initial Materials, samples and specimens, supplied by or on behalf of Inspire or its designees to Novasep, including derivatives thereof (collectively “Inspire Materials”), are and shall at all times remain the sole property of Inspire, whether such Inspire Materials remain unused or are contained in any work-in-process or finished product. Novasep shall handle, store, use and dispose

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

of Inspire Materials in accordance with the Specifications, cGMPs, all applicable Legal Requirements and the terms and conditions of this Agreement. Novasep shall have responsibility for and bear the risk of loss of any Inspire Materials after receipt thereof by Novasep. Inspire Materials may only be used by Novasep for the API set forth herein and may not be provided to any Third Party other than a Subcontractor approved by Inspire pursuant to Section 10.8 solely for purposes of testing and releasing Inspire Materials as necessary to perform the Technical Transfer Program. Any and all Inspire Materials shall be returned to Inspire or its designees upon the earlier of (a) Inspire’s request or (b) the termination or expiration of this Agreement. In the alternative, if Inspire requests that remaining Inspire Materials be destroyed, Novasep shall destroy such Inspire Materials and certify in writing that such Inspire Materials have been destroyed in accordance with all Legal Requirements. In the event that Novasep loses, destroys or damages any Inspire Materials such that they cannot be used in connection with any API, Novasep shall reimburse Inspire for Inspire’s expenses incurred in connection with procuring and shipping Inspire Materials to replace such lost, destroyed or damaged Inspire Materials.

2.3 Technical Transfer Program; Project Plan. Schedule A attached hereto (the “Project Plan”) details the specific tasks and functions to be performed by the Parties in the Technical Transfer Program, including, but not limited to, the time schedule, documentation, reports, Equipment and technical assistance. The Project Team members periodically shall review the Project Plan, consult as to its continuing suitability and implement any revisions thereto that are mutually agreed in writing by the Parties in accordance with the provisions of Section 10.9 below. In addition, Inspire may, in its sole discretion, upon providing written notice to Novasep, revise the Project Plan to reflect changes in Legal Requirements, import or export restrictions, delays in the implementation of the Project Plan and the Parties’ technical capabilities. Novasep recognizes the importance of, and agrees to use best efforts to ensure, timely performance of its obligations under this Agreement in accordance with the Project Plan. The Parties acknowledge that since the work detailed in the Project Plan is of a developmental nature, experimental or technical circumstances beyond Novasep’s control may prevent or delay completion of the Technical Transfer Program. In the event of such circumstances, Novasep shall nevertheless use best efforts to perform its obligations under this Agreement in as timely a manner as possible under such circumstances. In the event of (i) any proposed change in the Project Plan including with respect to any time schedule or (ii) any notice from Inspire of a revision permitted to be made in Inspire’s sole discretion under this Section 2.3, Novasep shall notify Inspire as promptly as practicable of any other adjustments to the Project Plan that Novasep proposes in light of Inspire’s revisions and the Parties shall then negotiate in good faith an adjusted Project Plan including, if appropriate, a revised time schedule to provide reasonable accommodation for the changed circumstances. Without limiting the foregoing, if the Parties fail to achieve agreed objectives, costs or timelines set forth in the Project Plan, the Party responsible for that deviation will (i) provide to the other Party a written description of the deviation, the cause and a proposed solution, and (ii) lead negotiations of a solution to minimize the impact of the delay or failure on the Technical Transfer Program. The Parties acknowledge that, as of the Effective Date, the Parties already have begun to undertake

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

the activities set forth in the Project Plan, and the Parties agree that all such activities occurring prior to the Effective Date will constitute activities covered and governed by the terms and conditions of this Agreement. The Parties acknowledge and agree that the deadline for completion of the Development Batches, excluding full results of outsourced analysis, in accordance with the Project Plan shall be [c.i.], and that the deadline for completion of process validation, including delivery of the final process validation report, in accordance with the Project Plan shall be [c.i.].

2.4 Changes. Promptly after the Effective Date, the Parties shall work together and cooperate in good faith to establish in writing the procedures to be followed in the event either Inspire or Novasep desires to change any aspect of the process by which the API is manufactured, including but not limited to any change in the Specifications (the “Change Control Operating Procedures”), and such written procedures shall be deemed a part of this Agreement and incorporated herein by reference, as if fully set forth herein. Any modification of the Change Control Operating Procedures shall be mutually agreed in writing by the Parties in accordance with the provisions of Section 10.9 below. Novasep shall not make any revisions to the Specifications, and shall not implement any change in the manufacturing process for the API, in each case, unless it has complied with the Change Control Operating Procedures. Without limiting the foregoing, Novasep shall not make any such revisions or implement any such changes without first obtaining the prior written consent of Inspire.

2.5 Personnel and Resources. Novasep shall commit to the Technical Transfer Program a project manager and additional appropriate personnel (including, without limitation, those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) and appropriate manufacturing and storage space and equipment at the Facility to accomplish the Project Plan within the time schedule set forth therein. Inspire shall commit such of its personnel with appropriate expertise to provide monitoring and, as appropriate, technical consultation for the Technical Transfer Program. The Parties shall each designate a project team for the Technical Transfer Program (each, a “Project Team”), with each Party designating a Project Team leader and other members who possess expertise appropriate to the current stage of the Technical Transfer Program. Each Party may replace or supplement the members on the Project Team with other individuals possessing the requisite expertise by providing written notice of such replacement or supplement to the other Party. The Project Team shall hold teleconferences or meetings as agreed by Project Team members or as requested by either Party, but not less than twice monthly.

2.6 Meetings. During the Term, the Parties shall meet every two (2) months, or more frequently if desired by either Party, to review the status of the Technical Transfer Program, determine progress under the Project Plan and receive reports or recommendations from the Project Team. Novasep’s representative at such meetings shall be its project manager designated for the Technical Transfer Program and Inspire’s representative at such meetings shall be its Project Team leader designated for the

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Technical Transfer Program. Additional personnel of either Party may be designated by such Party in its discretion to attend such meetings.

2.7 Specifications. The Parties will establish the final Specifications for manufacturing, packaging and labeling for the API in accordance with the Project Plan and subject to Inspire’s approval. The final Specifications will be comparable to the initial Specifications with regards to purity and potency, and consistent with all requirements imposed by cGMPs and Legal Requirements.

ARTICLE III

NOVASEP’S SERVICES AND OBLIGATIONS

3.1 Facility and Equipment.

(a) Novasep shall perform its obligations under this Agreement solely at the Facility unless Inspire consents in writing otherwise. Novasep shall, at its own expense, maintain the Facility in compliance with cGMPs and Legal Requirements.

(b) Novasep shall, in accordance with the Project Plan, design in collaboration with Inspire and procure, install and qualify the equipment specified in Schedule C at the Facility (collectively, the “Equipment”). Final selection of the Equipment shall be made by Novasep, subject to Inspire’s prior approval.

(c) Novasep shall keep the Equipment at the Facility, use it to accomplish the Project Plan or perform its obligations under the Supply Agreement, provide Inspire with access to the Equipment upon Inspire’s request, including without limitation under such terms and conditions as may be agreed in the Supply Agreement, and maintain, at Novasep’s own expense, the Equipment in good operating condition and in compliance with cGMPs and Legal Requirements. Inspire agrees that when the Equipment is not required in connection with the Project Plan or the manufacturing of the Product, Novasep shall have the right, subject to Inspire’s prior written approval, to use the Equipment for other purposes. Novasep will communicate requested time slots in advance to Inspire, and Inspire will have the right to approve such time slots on a case-by-case basis. Inspire’s written approval will not be unreasonably withheld or delayed. Novasep’s right to use the Equipment in each case shall be subject to all of the remaining terms and conditions of this Agreement, including without limitation the following conditions:

(i)	there is no conflict with Inspire’s need for the Equipment in connection with this Agreement or the Supply Agreement, and

(ii)	the Equipment is cleaned by Novasep in compliance with cGMPs and Legal Requirements after its use for other purposes, and

(iii)

Novasep pays Inspire a fee of [c.i.] €/week of utilization (including set-up, production and cleaning), during the period beginning on the Effective date and ending on the [c.i.] anniversary of the Effective Date. The fee will

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

be calculated based on the time elapsed between initiation of set-up and completion of cleaning for the applicable use and paid at the end of each calendar quarter.

Notwithstanding the foregoing, the resins used or required to be used in connection with the Project Plan or the manufacturing of the Product shall not be used for any purposes other than the Project Plan or the manufacture of the Product. The Equipment shall be solely owned by Inspire, and Novasep shall execute or cause to be executed any documents requested by Inspire to evidence or otherwise establish such ownership. Novasep shall mark the Equipment as owned by Inspire in a manner reasonably approved by Inspire. Novasep shall keep the Equipment free and clear of any liens or encumbrances and shall not transfer or assign the Equipment, and any such purported encumbrance, transfer or assignment shall be null and void. Novasep shall not make or cause to be made any material alterations or modifications to the Equipment without Inspire’s prior written approval. Novasep will maintain adequate insurance to cover the cost of replacement of the Equipment, and the risk of loss for the Equipment will be borne by Novasep.

(d) Inspire shall have the right to take possession of the Equipment at any time, by sending to Novasep a written notice explaining that Inspire intends to take possession of the Equipment. In this case, Novasep shall provide reasonable assistance to facilitate removal of the Equipment from the Facility by Inspire, and the reasonable, documented costs for removal and transportation of the Equipment will be paid by Inspire.

(e) In the event that Inspire makes a public announcement that it is discontinuing its program for the development and commercialization of an API-based product, then Inspire and Novasep agree to discuss and negotiate in good faith to reach mutually acceptable terms and conditions for the transfer of ownership of the Equipment from Inspire to Novasep. If no such mutually acceptable terms can be agreed between the Parties, then Inspire shall take possession of the Equipment, and the reasonable, documented costs for removal and transportation of the Equipment will be paid by Inspire, and Novasep shall provide reasonable assistance to facilitate removal of the Equipment from the Facility by Inspire.

3.2 Quality Agreement. Novasep and Inspire have entered into a Quality Agreement for the API effective as of July 2, 2009 (the “Quality Agreement”). Novasep and Inspire shall comply with the Quality Agreement in performing their activities under this Agreement.

3.3 Third Party Materials. Novasep shall be responsible for procuring, inspecting, testing and releasing adequate Third Party Materials as necessary to perform the Technical Transfer Program. Novasep will obtain Third Party Materials for API produced under this Agreement only from Third Party suppliers named in the

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Specifications, where applicable, or otherwise meeting the Specifications and approved in advance by Inspire.

3.4 Batches. Novasep shall manufacture kilolab batches, pilot batches and proof of process batches of the API as specified in the Project Plan (each, a “Demonstration Batch”). Novasep also shall manufacture development batches of the API as specified in the Project Plan (“Development Batch”). Novasep also shall manufacture batches of the API for the purposes of conducting validation studies as specified in the Project Plan (each, a “Validation Batch”). Inspire, in consultation with Novasep, will use the data from Validation Batches to finalize the Specifications consistent with regulatory expectations for purity, potency and other API characteristics. Novasep shall perform all validation studies specified in the Project Plan and as required by the Technical Transfer Program, Specifications, cGMPs or Legal Requirements in order to qualify the API produced at the Facility for incorporation into finished pharmaceutical products for commercial sale worldwide.

3.5 Release and Shipment of Batches.

(a) Novasep shall implement and perform operating procedures and controls for testing, validation, documentation and release of the API and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs, Legal Requirements, and this Agreement and the Quality Agreement. Prior to release of the API, Novasep shall test the API in accordance with the testing procedures described in (i) the Specifications, (ii) cGMPs, (iii) Legal Requirements, (iv) those procedures and in-plant quality control checks applicable to any products produced by Novasep, and (v) such other methods and procedures as Inspire may reasonably determine. In the event that such other methods or procedures determined by Inspire create additional costs and/or expenses for Novasep, the Parties will negotiate in good faith to determine responsibility for such costs and/or expenses. Novasep shall provide Inspire with the applicable master batch record and any other information as requested by Inspire. Additionally, Novasep shall provide Inspire with a Certificate of Analysis for each batch of API. “Certificate of Analysis” means a document identified as such and provided by Novasep to Inspire that (i) sets forth the analytical test results for a specified batch of API, (ii) states that such API is in conformance with the Specifications, and (iii) states that such API is manufactured in accordance with the Specifications, Legal Requirements, cGMPs, all other regulatory documents, and such other methods as Inspire may determine.

(b) Inspire may request delivery of any API to Inspire or a Third Party, including without limitation for purposes of testing and releasing the API at a Third Party. In such event, Novasep shall ship the API FCA the Facility (as defined in INCOTERMS, 2000 edition, published by the International Chamber of Commerce, ICC Publication 560), except with regard to title and risk of loss, which are described below in this Section 3.5(b). Freight and insurance shall be

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

for the account of Inspire, and the risk of loss, delay or damage in transit shall be with Inspire from and after delivery to Inspire’s designated carrier. Novasep shall use commercially reasonable efforts to assist Inspire in arranging any desired insurance. Novasep shall package the API for shipment (including but not limited to containers, packaging, container closure systems and labeling) in accordance with Inspire’s instructions and its customary practices therefore. In the event that these instructions and customary practices create additional costs and/or expenses for Novasep, the Parties will negotiate in good faith to determine responsibility for such costs and/or expenses. In the event of any conflict between Inspire’s packaging instructions and Novasep’s customary practices, the Parties shall endeavor in good faith to resolve such conflict as quickly as practicable. Novasep shall include the following with each shipment of the API: (i) a copy of the applicable Certificate of Analysis; (ii) the Batch numbers; (iii) the quantity of the API; (iv) a copy of the applicable Batch report; and (v) a copy of the Material Safety Data Sheet for the API. Title to and risk of loss for any API shall pass from Novasep to Inspire when such API is picked up by the carrier at the Facility. If any API is rejected by Inspire after shipment under this Agreement, and such API is to be returned to Novasep, then title to and risk of loss for the rejected API shall pass from Inspire to Novasep when such API is placed in the possession of the carrier for return to Novasep or for shipment on behalf of Novasep to a destination designated by Novasep.

3.6 Sale of API. Novasep shall neither market nor sell the API produced under this Agreement except for sales to Inspire permitted by this Agreement. Novasep shall not use any process developed under this Agreement with or on behalf of any Third Party.

3.7 Batch Samples. Novasep shall retain samples from each Batch of API for a period of thirty-six (36) months after the expiration date for such Batch or such longer period required by Legal Requirements. Novasep shall handle, store, use and dispose of all Third Party Materials, API or API derived wastes in compliance with Specifications and in accordance with cGMPs and all applicable Legal Requirements and the terms and conditions of this Agreement.

3.8 Novasep’s Site and Company Registrations. Novasep shall prepare, and provide to Inspire for review and comment, all necessary documentation for any registrations of Novasep under applicable Legal Requirements as a manufacturer of active pharmaceutical ingredients, or as a site manufacturing the API, for incorporation in finished pharmaceutical products for commercial sale worldwide. Inspire may, in its discretion, handle or cause any agent or representative to handle the filing of such registrations relating to the API. Inspire shall be entitled to monitor or participate in all of Novasep’s interactions with Governmental Bodies with respect to Novasep’s production of the API. Upon notice of any visit to or inspection of the portion or portions of the Facility used in the manufacture of the API by an authorized agent of a Governmental Body, Novasep shall promptly notify Inspire and permit Inspire to review

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

and provide comment regarding all related correspondence between Novasep and the Governmental Body.

3.9 Compliance with Laws. In carrying out its obligations under this Agreement, Novasep shall comply in all respects with cGMPs and Legal Requirements in effect from time to time. Prior to the manufacture of the API at the Facility, Novasep shall timely obtain all necessary inspections and Consents needed for it to perform its obligations under this Agreement. The Parties will promptly notify each other of any material revisions or amendment of or additions to cGMPs and will confer with each other with respect to the best means to comply with such requirements.

3.10 Taxes.

(a) Novasep shall pay and otherwise be responsible for all applicable sales, goods, services, transfer and similar taxes in connection with any payment made to Novasep pursuant to this Agreement.

(b) Any income or other tax that one Party is required to withhold and pay on behalf of the other Party with respect to amounts payable under this Agreement shall be deducted from said amounts prior to payment to the other Party; provided, however, that in regard to any tax so deducted, the Party making the withholding shall give or cause to be given to the other Party such assistance as may reasonably be necessary to enable that other Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Party on whose behalf amounts were withheld, proper evidence of the taxes paid on its behalf. Each Party shall comply with reasonable requests of the other Party to take any proper actions that may minimize any withholding obligation.

3.11 Access to and Retention of Information.

(a) Novasep shall provide to Inspire for its review copies of all data generated during the Technical Transfer Program, including without limitation, stability and validation data, as may be requested by Inspire from time to time and in any format.

(b) Novasep shall provide Inspire representatives access during Novasep’s regular working hours to the portions of the Facility being utilized for manufacture of the API, including without limitation at the times specified in the Project Plan, for the purpose of observing, reporting on and consulting as to such manufacturing efforts, including review of Novasep’s safety and quality procedures, plans and implementation, and shall cooperate with Inspire representatives in fulfilling their responsibilities, including making temporary desk space, knowledgeable personnel and other reasonable resources available to the Inspire representatives. Inspire and Novasep shall discuss the results of any review by Inspire and agree upon any modifications required to produce API in

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

accordance with the Specifications, cGMPs, Legal Requirements and this Agreement.

(c) Novasep shall maintain, in accordance with and for the period required under cGMPs and Legal Requirements or any longer period specified in the Quality Agreement, complete and systematic records pertaining to all activities in connection with, and the portion or portions of the Facility used for, the manufacture, processing, testing, packaging, labeling, storage and distribution of the API, Third Party Materials or Inspire Materials. Novasep shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by it of API hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of payment obligations set forth in this Agreement. Such records related to verification of payment obligations shall be maintained for a period of five (5) years from the end of each year to which it relates. Novasep shall maintain and keep records required under this Agreement in English.

(d) Novasep shall from time to time upon request of Inspire provide Inspire with access during Novasep’s regular working hours to, and copies of, all records retained by Novasep pursuant to this Agreement, including without limitation any records Novasep is required to maintain pursuant to this Article III. Novasep shall cooperate with Inspire during its inspection or audit of such records.

ARTICLE IV

INSPIRE OBLIGATIONS

4.1 Technology Transfer. Inspire shall provide on a reasonably prompt basis technology and technical information reasonably necessary for Novasep to perform the Agreement, including without limitation, validated analytical procedures for all non-compendial testing, reference standards of the API and major impurities, API formulations and Specifications, labeling specifications, packaging configurations, and manufacturing safety information, all in accordance with the schedule specified in the Project Plan. Inspire’s personnel with appropriate expertise will be available from time to time to participate in meetings or teleconferences with Novasep’s specialists in order to facilitate the proper performance of the Project Plan attached to the Agreement.

4.2 API Registrations. Inspire shall be responsible for filing and strategy relating to all API registrations, and Novasep shall support Inspire’s efforts by providing all documentation relating to Inspire’s ongoing API registrations as specified in the Project Plan.

4.3 Payments.

(a) For all work performed under this Agreement, Inspire shall pay Novasep as provided for on Schedule B attached hereto. Novasep acknowledges

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

and agrees that Inspire has paid in full all amounts contemplated to be invoiced prior to the Effective Date pursuant to Schedule B. Inspire agrees to reimburse Novasep for actual documented out-of-pocket costs reasonably incurred as a result of travel required by Novasep’s personnel in the performance of Novasep’s obligations under this Agreement, provided such costs are contemplated in the Project Plan or approved in advance by Inspire and submitted for reimbursement to Inspire in a timely manner. All payments made under this Agreement shall be made in Euros unless otherwise agreed in writing by the Parties.

(b) All invoices for expenses and fees shall be submitted by Novasep on or about the twenty-fifth (25 th) day of each month during the Term for review and processing. All invoices shall include the following: (i) ‘Invoice’ written on the top of the document, (ii) the date of the invoice, (iii) an invoice number, (iv) a description of the items manufactured, or services rendered, as the case may be, (v) the total amount being invoiced in the applicable currency for payment and (vi) a reference to this Agreement and the original Inspire purchase order number, and shall be submitted to:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

Attention: Accounts Payable

Email: isphap@inspirepharm.com

Inspire shall pay each invoice consistent with this Section 4.3(b) within thirty (30) days of receipt of the invoice, subject in each case to Inspire’s right to dispute invoice amounts and/or delay the payment of disputed invoices under this Agreement. Payments of invoices incorrectly addressed or from which any of the information required by this Section 4.3(b) has been omitted may take longer than thirty (30) days.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Novasep Representations and Warranties. Novasep represents and warrants that:

(a) Novasep will manufacture, store and handle each Batch in accordance with cGMPs (except as otherwise set forth in the Project Plan) and Legal Requirements applicable to that Batch’s anticipated use and in conformity with the Specifications in effect at the time of production. Novasep shall ensure that the services provided under this Agreement are performed in a competent, professional, workmanlike and timely manner by qualified personnel in conformance with the standard of care usually and reasonably expected in the

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

performance of such services, this Agreement and reasonable instructions provided by Inspire.

(b) Novasep will provide each Batch to Inspire free and clear of any liens or encumbrances.

(c) Novasep is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by Novasep has been duly authorized by all requisite corporate action; this Agreement constitutes a legal, valid and binding obligation of Novasep, enforceable against Novasep in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Novasep will not violate or conflict with any other agreement or instrument to which Novasep is a party.

(d) The equipment used in the production of the API, including the Equipment, will be adequate to timely produce (in accordance with the Project Plan, cGMPs, Legal Requirements and other agreed Inspire requirements) API, in the amounts required pursuant to Section 5.1(h) below, that consistently meets or exceeds the final Specifications. All such equipment will be in good operating condition and will be maintained in good operating condition for the Term.

(e) Novasep has not used, and will not use during the Term, in any capacity associated with or related to the manufacture of the API, the services of any Persons who have been, or are in the process of being, (i) debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Legal Requirements, or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other federal health care program. Furthermore, neither Novasep nor any of its officers, employees, or consultants has been convicted of an offense under (x) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (y) any other law cited in any comparable Legal Requirements as a ground for debarment, denial of approval or suspension. Novasep shall notify Inspire immediately upon learning of any circumstance that would cause this certification under this Section 5.1(e) to become false or inaccurate.

(f) Novasep has, and will maintain and comply with, all Consents necessary in performance of its obligations hereunder and the manufacture of the API for incorporation in finished pharmaceutical products for commercial sale worldwide.

(g) There is no claim, suit, proceeding, or other investigation pending, or to the knowledge of Novasep, threatened, which is likely to prevent or materially affect Novasep’s ability to perform its obligations hereunder.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(h) After installation of the Equipment, Novasep will have and will maintain during the Term, the capacity to supply to Inspire 1000 kilograms per year of the API.

5.2 Inspire Representations and Warranties. Inspire represents and warrants that:

(a) Inspire is a validly existing corporation in good standing under the laws of Delaware; the execution, delivery and performance of this Agreement by Inspire has been duly authorized by all requisite corporate action; this Agreement constitutes a legal, valid and binding obligation of Inspire, enforceable against Inspire in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Inspire will not violate or conflict with any other agreement or instrument to which Inspire is a party.

(b) To Inspire’s knowledge as of the Effective Date, Inspire has the authority to provide the Inspire Intellectual Property and the Inspire Materials to Novasep under this Agreement and to authorize Novasep to utilize the Inspire Intellectual Property and the Inspire Materials in accordance with this Agreement.

(c) As of the Effective Date, there is no claim, suit, proceeding, or other investigation pending, or to the knowledge of Inspire, threatened in writing, which is likely to prevent or materially affect Inspire’s ability to perform its obligations hereunder.

5.3 WARRANTIES. THE FOREGOING EXPRESS WARRANTIES IN SECTIONS 5.1 AND 5.2 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR AGAINST INFRINGEMENTS, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY EACH PARTY.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1 Ownership.

(a) Inspire Ownership. Novasep acknowledges and agrees that, as between Inspire and Novasep, Inspire owns all rights in and to the Inspire Intellectual Property, including all Intellectual Property rights in and to the API, the drug application for the API, the Data and documentation, specifications and processes associated with the API. In particular, Novasep acknowledges and agrees that: (i) all of the Specifications contain valuable trade secrets and Inspire Confidential Information and are and shall remain the copyrighted works of Inspire; and (ii) all of the patents, trademarks and software files owned by Inspire

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

which apply to the manufacture, use or sale of API are and shall remain Inspire Intellectual Property. Except as expressly provided in Section 6.3 below, nothing in this Agreement shall be deemed to transfer or convey, expressly or by implication, any Inspire Rights to Novasep.

(b) Novasep Ownership. Inspire acknowledges and agrees that Novasep owns all rights in and to the Novasep Intellectual Property. Novasep may not implement or use any Novasep Intellectual Property in a manner that would require a change to the Specifications, or in a manner in which the compliance of the API with cGMPs or Legal Requirements would become dependent upon such Novasep Intellectual Property, without the prior written consent of Inspire with respect to such implementation or use. In the event that Novasep implements or uses any Novasep Intellectual Property in such a manner without the prior written approval of Inspire, Novasep hereby grants to Inspire and Inspire Affiliates a non-exclusive, irrevocable, royalty-free, worldwide, fully sublicensable, perpetual license to use such Novasep Intellectual Property solely with the API and products containing the API and their manufacture.

6.2 New Developments and Modifications.

(a) API Developments. All Intellectual Property relating to the API or the development or manufacture of the API, or that utilizes or is based on any Inspire Rights or Inspire Confidential Information, that is conceived, reduced to practice, authored, or otherwise invented, discovered, generated or developed in whole or in part in the course of activities under this Agreement, whether patentable or not, and any authorship of works relating to the API, including any trademarks, trade dress, trade secrets or copyrights, shall be “API Developments.”

(b) Ownership of API Developments. Without further payment to Novasep and subject only to the rights and licenses granted in Section 6.3 below, Inspire shall own all right, title and interest in and to all API Developments, whether made, conceived, reduced to practice, authored or otherwise invented, discovered, generated or developed solely by or on behalf of Novasep or Inspire, or jointly by or on behalf of Novasep and Inspire, and all rights to Intellectual Property arising therefrom. Novasep will, and hereby does, assign to Inspire all of its rights, title and interest in and to API Developments and rights to Intellectual Property arising therefrom. Novasep shall provide reasonable assistance to Inspire (and shall cause its employees, Affiliates and Subcontractors to do so as well) in obtaining, enforcing, and defending Inspire’s ownership of the API Developments and appurtenant rights to Intellectual Property, at Inspire’s expense. Novasep shall ensure that each of Novasep’s employees, Affiliates and Subcontractors under this Agreement shall have in place a binding agreement that assigns to the fullest extent possible all Intellectual Property rights arising from their activities to Novasep (for further allocation as specified in this Agreement). Novasep promptly shall inform Inspire in writing of all API Developments and provide Inspire with all written materials related to such API Developments and,

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

at the request of Inspire, will meet with Inspire to discuss activities conducted under this Agreement in order to identify any API Developments. Novasep may not disclose, implement or use any API Development without the prior written consent of Inspire.

(c) Patents. Notwithstanding any obligation of confidentiality between Novasep and Inspire under Section 7.3 hereto or any other agreement, Inspire, at its own expense, may elect to file and prosecute appropriate patent applications and maintain patents issuing therefrom covering API Developments. Upon Inspire’s reasonable request and at its expense, Novasep shall take such reasonable actions as Inspire deems necessary or appropriate to assist Inspire in obtaining patent or other proprietary protection in Inspire’s name with respect to all API Developments.

6.3 Grant of Licenses. Subject to the terms and conditions of this Agreement, Inspire hereby grants Novasep a non-exclusive, royalty-free, non-transferable, non-sublicensable license to use the Inspire Intellectual Property and the API Developments (collectively, the “Inspire Rights”) solely to the extent necessary to perform Novasep’s obligations under this Agreement. The licenses granted in this Section 6.3 shall be collectively referred to as the “Inspire License.” Novasep shall have no right or license to make, manufacture, supply, distribute or sell the API or use the Inspire License for any purpose other than as necessary to perform its obligations under this Agreement. The Inspire License shall immediately terminate at the expiration or termination of this Agreement. Novasep agrees to comply with all restrictions or other terms and conditions contained in any agreements or licenses with Third Parties related to the Inspire License of which Novasep has been given written notice. No license rights shall be created hereunder by implication, estoppel, or otherwise.

6.4 Infringement. Novasep shall promptly notify Inspire of any suspected or threatened infringement, misappropriation or other unauthorized use of Intellectual Property licensed by Inspire to Novasep under this Agreement that comes to Novasep’s attention. The notice shall set forth the facts of such suspected or threatened infringement in reasonable detail. Inspire shall have the sole right, but not the obligation, to institute, prosecute and control, at its expense, any action or proceeding against the Third Party infringer of such Intellectual Property. If Inspire institutes an action against such infringer, Novasep shall give Inspire reasonable assistance and authority to control, file and prosecute the suit as necessary at Inspire’s expense. Inspire shall retain any damages or other monetary awards that it recovers in pursuing any action under this Section 6.4.

6.5 Data. As between Novasep and Inspire, Inspire shall be and remain the sole and exclusive owner of any and all data and information, in any form, relating to: (i) the business of Inspire; (ii) customers and suppliers of Inspire, as it relates to the API; (iii) the API and its development and manufacture; and (iv) any Inspire Rights (collectively, the “Data”). The Data shall include current, historical, archived and outcomes information regarding the API, whether or not present at the Facility or in

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

electronic or hard-copy form. Inspire shall own all Intellectual Property rights that may subsist in the Data, and Novasep will assign, and hereby assigns, any such rights to Inspire. Novasep agrees to access, use and disclose the Data only as and to the extent necessary and appropriate for the performance of its obligations under this Agreement.

ARTICLE VII

CONFIDENTIALITY

7.1 Definition of “Inspire Confidential Information”. As used herein, the term “Inspire Confidential Information” shall mean all confidential business and technical communications, documents and other information, whether in written, oral or other form, which Inspire or an Inspire Affiliate furnishes or discloses to Novasep or which Novasep otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to Inspire, an Inspire Affiliate or any Third Party for which Inspire has an obligation of confidentiality), including the terms of this Agreement and any information disclosed prior to the Effective Date. Novasep represents and warrants that prior to the Effective Date, it has not used or disclosed to any Third Party any Inspire Confidential Information, except as would be permitted hereunder.

7.2 Definition of “Novasep Confidential Information”. As used herein, the term “Novasep Confidential Information” shall mean all confidential business and technical communications, documents or other information, in each case not constituting Inspire Rights or Data, whether in written, oral or other form, of Novasep or a Novasep Affiliate that are disclosed to Inspire by Novasep or a Novasep Affiliate or Inspire otherwise learns in connection with the negotiation or performance of this Agreement; provided, however, that all information relating solely to the API shall be Inspire Confidential Information. Inspire agrees that the provisions of this Agreement shall apply to all Novasep Confidential Information disclosed by Novasep or any Novasep Affiliate or learned by Inspire prior to the Effective Date.

7.3 Treatment of Confidential Information. Both during the Term of this Agreement and thereafter, Inspire Confidential Information and Novasep Confidential Information (collectively for this Section 7.3 “Confidential Information”) shall be treated in accordance with the requirements of this Article VII.

(a) Nondisclosure and Non-Use. A Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except, in the case of Inspire, for disclosures to Inspire’s sublicensees and commercial partners for the API who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article VII; and (iii) not use such

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Confidential Information for any purpose except those purposes permitted by this Agreement.

(b) Exceptions. Notwithstanding any other provision of this Agreement, the receiving Party may disclose Confidential Information of the disclosing Party to a Third Party: (i) to the extent and to the Persons as required by an applicable law, rule, regulation, legal process or court order, or an applicable disclosure requirement of any Governmental Body, the U.S. Securities and Exchange Commission, the Nasdaq market or any other securities exchange or market; or (ii) to the extent necessary to exercise the rights granted to the receiving Party under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation or otherwise establishing rights or enforcing obligations under this Agreement, or conducting clinical trials or seeking regulatory approval with respect to a product containing the API; provided, however, that the receiving Party shall first have given prompt notice to the disclosing Party to enable the disclosing Party to seek any available exemptions from or limitations on any applicable disclosure requirement and shall reasonably cooperate in such efforts by the disclosing Party.

(c) Terms of Agreement. The Parties agree that the existence of and the material terms of this Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 7.3(c) (in lieu of the authorized disclosure provisions set forth in Section 7.3(b), to the extent of any conflict) and without limiting the generality of the definition of Confidential Information set forth in Sections 7.1 and 7.2. If either Party desires to make a public announcement concerning this Agreement or the terms hereof, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval. A Party shall not be required to seek the permission of the other Party to repeat any information as to the existence and terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party. Either Party may disclose the terms of this Agreement to such Party’s existing investors, directors and professional advisors and to potential investors, acquirors or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use that are at least as stringent as those contained in this Article VII or are customary for such purpose. The Parties acknowledge that Inspire may be obligated to file a copy of this Agreement with the SEC with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, and Inspire shall be entitled to make such filings.

7.4 Excluded Information. Notwithstanding any provision herein to the contrary, the requirements of this Article VII shall not apply to any information of either Party which:

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(a) at the time of disclosure hereunder is generally available to the public;

(b) after disclosure hereunder becomes generally available to the public, except through breach of this Article VII by the receiving Party or its Affiliates;

(c) was not acquired directly or indirectly from the disclosing Party or its Affiliates and which the receiving Party lawfully had in its possession prior to disclosure by the disclosing Party;

(d) is independently developed by employees or agents of the receiving Party without the use of the Confidential Information of the disclosing Party; or

(e) becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such information was not acquired by such Third Party directly or indirectly from the disclosing Party or its Affiliates.

7.5 Return of Confidential Information. At any time upon the request of the other Party, to the extent such Confidential Information is not reasonably necessary to enable a Party to perform its obligations under this Agreement, or upon expiration or termination of this Agreement, the Party receiving Confidential Information will cease its use and, upon request, within thirty (30) days either return or destroy (and certify as to such destruction) all Confidential Information of the other Party, including any copies or other embodiments thereof, except that the receiving Party may retain a copy for archive purposes. The return and/or destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article VII.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnity by Novasep. Novasep shall defend, indemnify and hold harmless Inspire and each Inspire Affiliate and its and their respective directors, officers, employees and agents from and against all Losses arising from any claim, demand, suit, action or proceeding (a “Claim”) to the extent arising out of (a) any breach, nonperformance or failure to comply with any of Novasep’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; (b) recklessness or gross negligence by Novasep or Novasep Affiliates, their respective directors, officers, employees, agents or Subcontractors; or (c) Novasep Intellectual Property infringing upon the Intellectual Property or proprietary rights of a Third Party; provided that the foregoing obligations shall not apply to the extent that a Loss is a result of any matter for which Inspire is obligated to indemnify Novasep pursuant to Section 8.2.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

8.2 Indemnity by Inspire. Inspire shall defend, indemnify and hold harmless Novasep and each Novasep Affiliate and its and their respective directors, officers, employees and agents from and against all Losses arising from any Claim to the extent arising out of: (a) any breach, nonperformance or failure to comply with any of Inspire’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; (b) recklessness or gross negligence by Inspire or Inspire Affiliates, their respective directors, officers, employees, licensees or agents; or (c) Inspire Intellectual Property infringing upon the Intellectual Property or proprietary rights of a Third Party; provided that the foregoing obligations shall not apply to the extent that a Loss is a result of any matter for which Novasep is obligated to indemnify Inspire pursuant to Section 8.1.

8.3 Liability limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS, OR PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT OR IN TORT, ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO, EXCEPT IN CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.4 Procedures. Any person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any Claim or other facts upon which a claim for indemnification will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right to undertake the defense of any such Claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party shall not be liable for any Claim settled without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall obtain the written consent of the Indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or if the Indemnified Party may reasonably object to such disposition of such Claim based on a continuing adverse effect on the Indemnified Party.

ARTICLE IX

TERM; TERMINATION; REMEDIES

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

9.1 General. The term of this Agreement (the “Term”) shall commence on the Effective Date hereof and shall continue until December 31st, 2011, unless earlier terminated pursuant to this Article IX.

9.2 Termination for Bankruptcy; Insolvency. To the extent permitted by Legal Requirements, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, if any of the following occurs: (i) such other Party is declared bankrupt or insolvent, (ii) such other Party generally fails to pay its debts as they become due, (iii) there is an assignment for the benefit of such other Party’s creditors, (iv) a receiver is appointed or there is a voluntary or involuntary petition filed or an action or proceeding commenced for bankruptcy, reorganization, dissolution or winding up of such other Party that is not dismissed within sixty (60) days, or (v) there is a foreclosure or sale of a material part of such other Party’s assets by or for the benefit of any creditor or governmental agency.

9.3 Termination for Default After Notice. Either Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60)-day period following written notice of termination by the non-breaching Party.

9.4 Termination by Inspire for Change in Control of Novasep. If at any time during the Term there is or will be a Change in Control of Novasep, Novasep shall immediately notify Inspire in writing, and upon receiving notice or otherwise becoming aware of such a Change in Control, Inspire may terminate this Agreement immediately by written notice if it considers in its sole discretion that such Change in Control may be prejudicial to Inspire’s interests. For the purpose of this Section 9.4, “Change in Control” shall mean any proposed transaction or series of transactions which shall result in (i) any party other than Novasep, or an entity that is an Affiliate of Novasep as of the date of this Agreement, owning the Facility, (ii) direct or indirect ownership of more than fifty percent (50%) of the voting stock or assets of Novasep or an Affiliate that controls Novasep by Persons who are not shareholders of Novasep or the Affiliate that controls Novasep as of the date of this Agreement, or (iii) the merger of Novasep with or into a Third Party in a transaction in which Novasep is not the surviving or acquiring party.

9.5 Termination by Inspire for Convenience. After April 30, 2010, Inspire shall have a right to terminate this Agreement for any reason or no reason upon sixty (60) days written notice to Novasep. In such event, Inspire will reimburse Novasep for any costs and non-cancelable commitments reasonably and legitimately incurred by Novasep in accordance with this Agreement with respect to any then-current work-in-process under the Technical Transfer Program, unless payments for such work-in-process have already been made pursuant to Section 4.3 or are otherwise addressed in Section 9.7.

9.6 No Suspension of Obligations. If any dispute arises between the Parties, in no event shall Novasep interrupt, slow down, or reduce in any way the implementation

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

of the Technical Transfer Program, unless Inspire consents or as specifically permitted by a court of competent jurisdiction.

9.7 Effect of Termination. Upon termination of this Agreement pursuant to Sections 9.2, 9.3, 9.4, 9.5 or 10.4, Novasep shall: (i) cease work under the Project Plan and this Agreement, (ii) provide to Inspire all Data obtained or produced by Novasep during the Term, and (iii) upon Inspire’s request and at Inspire’s sole cost and expense, assist Inspire to transfer promptly the API manufacturing process to any other facility or facilities selected by Inspire; provided that if this Agreement has been terminated by Inspire pursuant to Section 9.3, Novasep shall be responsible for the reasonable cost and expense of such transfer. In addition, in the event that Inspire terminates this Agreement pursuant to Section 9.5, Inspire shall reimburse Novasep for its reasonable out-of-pocket and non-cancellable, committed expenses associated with the purchase and installation of the Equipment up to that point in time, but only to the extent that such expenses have been actually incurred by Novasep and exceed two million one hundred thousand Euros (€ 2,100,000), and provided that such reimbursement shall not exceed five hundred thousand Euros (€ 500,000).

ARTICLE X

MISCELLANEOUS

10.1 Notices. In addition to the other specific procedures for notification provided herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery or by internationally recognized overnight courier (with charges prepaid), and shall be deemed to have been given or made: (i) if personally delivered, on the day of such delivery; or (ii) if sent by overnight courier, on the business day following the date deposited with such overnight courier service, in each case pending the designation of another address, addressed as follows:

If to Inspire:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8566, USA

Attention: General Counsel

Facsimile: +1-919-941-9797

If to Novasep:

Finorga SAS

C.E.O.

Route de Givors

38670 Chasse / Rhône (France)

Telephone: +334 72 49 19 60

Facsimile: +334 78 07 49 30

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

With a copy to:

Groupe NOVASEP SAS

Attn : Mr. Frédéric BEAUPRE

Site Eiffel - 82, Boulevard de la Moselle

54340 POMPEY – France

Tel: + (33)3 83 49 70 50

Fax: + (33)3 83 49 71 40

10.2 Independent Contractors. Each Party shall be treated as an independent contractor of the other. Neither Party shall be deemed to be a co-venturer, partner, employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party or incur any charges or expenses for or in the name of the other Party.

10.3 Entire Understanding. The Parties agree, on their own and their respective Affiliates’ behalf, that this Agreement, including the Schedules hereto, and any other document identified herein, constitutes the entire agreement between the Parties and their Affiliates relating to the subject matter hereof, and all prior agreements or arrangements, written or oral, between the Parties and their Affiliates relating to the subject matter hereof are hereby superseded by this Agreement, including without limitation (a) that certain Mutual Confidential Disclosure Agreement between Inspire and Groupe Novasep SAS dated as of February 6, 2008, (b) that certain Materials Transfer Agreement between Inspire and Novasep dated as of March 31, 2009, (c) the Letter of Intent, (d) that certain Offer / Costs estimation – INSPIRE Pharmaceuticals, Inc., Denufosol Project dated March 16, 2009, as updated from time to time prior to the Effective Date, and (e) the Purchase Orders. The Parties agree, on their own and their respective Affiliates’ behalf, that the terms and conditions of this Agreement shall apply fully to any and all information disclosed, materials exchanged and activities conducted by the Parties or their Affiliates under the Mutual Confidential Disclosure Agreement, the Materials Transfer Agreement, the Letter of Intent and the Purchase Orders as if such information was disclosed, materials were exchanged or activities were conducted by the Parties under this Agreement.

10.4 Force Majeure Event. Neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any of its obligations under this Agreement, if and to the extent that such failure or delay shall be due to a cause beyond the control of the relevant Party and which, by the exercise of its commercially reasonable efforts of diligence and care, such Party could not reasonably have been expected to avoid (a “Force Majeure Event”). For the avoidance of doubt, the failure of Novasep to timely perform any of its obligations hereunder due to an order, injunction or any other action by a Governmental Body shall not constitute a Force Majeure Event. The Party experiencing a Force Majeure Event shall promptly notify the other Party of such event, the specific causes thereof, the probable duration of delay in performance, and use commercially reasonable efforts to perform its obligations as soon as practicable. This Agreement, in so far as it relates to such obligations, shall be deemed

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

suspended so long as and to the extent that such Force Majeure Event prevents, hinders or delays the performance of any obligation under this Agreement, provided that Inspire shall have the right to terminate this Agreement immediately upon written notice if a Force Majeure Event affecting Novasep continues for more than sixty (60) days.

10.5 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Novasep shall not delegate, transfer, convey, assign or pledge this Agreement, in whole or in part, or any of its rights or obligations under this Agreement without the prior written consent of Inspire, and any such action without consent shall be void. Notwithstanding the foregoing, Novasep shall be permitted to assign this Agreement to its Affiliate, provided that such Affiliate agrees with Inspire in advance in writing to be bound by all of the terms and conditions of this Agreement and such assignment shall not relieve Novasep of any of its obligations under this Agreement.

10.6 Dispute Resolution. If the Parties fail to resolve any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than one relating to the validity, enforceability, infringement or misappropriation of Intellectual Property rights, which shall not be subject to this Section 10.6), the Parties shall refer the dispute to their respective officers designated below or such other officers as the Parties may designate in writing from time to time for attempted resolution by good faith negotiations within thirty (30) days after so submitting the dispute. The designated officers are as follows:

For Inspire:	Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703-8466, USA
Attn: Benjamin R. Yerxa, Ph.D.

For Supplier:	Groupe NOVASEP SAS
Attn: Mr. Frédéric BEAUPRE
Site Eiffel - 82, Boulevard de la Moselle
54340 POMPEY – France
Tel: + (33)3 83 49 70 50
Fax: + (33)3 83 49 71 40
frederic.beaupre@novasep.com

If such dispute is not resolved by the end of the thirty (30) day period, the Parties shall be free to pursue any legal or equitable remedy available to them. If any legal action or other legal proceeding is brought by a Party for the enforcement of this Agreement, or to recover damages or other applicable remedy based on the alleged dispute, breach or default in connection with the provisions of this Agreement, the successful or prevailing Party as to any specific and separable issue in such action or proceeding (in a final decision by the applicable court action or other legal proceeding, or by settlement or otherwise) shall be entitled to recover reasonable attorneys’ fees and other reasonable costs and expenses incurred in enforcing the specific obligation of the other Party under

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

this Agreement that was the basis for such specific issue in such action or proceeding, in addition to any other relief to which it may be entitled. For avoidance of doubt, the foregoing shall not prohibit or delay a Party from seeking appropriate injunctive or other equitable relief.

10.7 Use of Affiliates. The Parties acknowledge and agree that Novasep may use the services of Novasep’s Affiliates to fulfill Novasep’s obligations under this Agreement; provided that nothing in this Section 10.7 shall relieve Novasep from any obligation under this Agreement. Novasep shall remain responsible and be directly and primarily liable for its Affiliates’ performance hereunder, and its Affiliates shall be subject to all of the terms and conditions of this Agreement in performing hereunder. Any failure of any Novasep Affiliate performing services hereunder to comply with any of the terms and conditions of this Agreement shall constitute a breach by Novasep for all purposes.

10.8 Subcontractors. Novasep may utilize Subcontractors with appropriate expertise and experience in the performance of its obligations under this Agreement; provided, however, that Inspire must give its written approval in each instance prior to the use of Subcontractors by Novasep and may require Subcontractors to agree to conditions consistent with those contained herein. Nothing in this Section 10.8 shall relieve Novasep from any obligation under this Agreement.

10.9 Amendment. This Agreement, including any Schedule hereto, may not be amended or modified in any manner except by an instrument in writing signed by a duly authorized representative of each Party.

10.10 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid or unenforceable provision shall be fully severed from this Agreement and there shall automatically be added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.11 Waiver. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other Party hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

10.12 Survival. Articles I (to the extent required to enforce other surviving rights or obligations), V, VII, VIII and X (other than Sections 10.4 and 10.8), and Sections 2.2, 3.1(c), 3.1(d), 3.5, 3.6, 3.7, 3.10, 3.11, 6.1, 6.2, 6.5 and 9.7, and any other provision which by its terms specifically shall so state, together with any obligations accrued hereunder at the time of termination or expiration, shall survive the termination or expiration of this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

10.13 Drafting Ambiguities. Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedules hereto.

10.14 Headings; Schedules and Exhibits; Counterparts.

(a) Headings. The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Schedules. All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein. In the event that any Schedule conflicts with any of the terms or provisions of this Agreement, the terms and provisions of this Agreement shall prevail.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.

10.15 Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, USA, without regard to principles of conflicts of law, and the Parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts of the State of New York, USA. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by Legal Requirements, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

10.16 Remedies. Except as expressly set forth in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity or in any other agreement between the Parties.

10.17 Injunctive Relief. In the event that either Novasep or Inspire breaches or threatens to breach any provision of Article VI or Article VII of this Agreement or Novasep fails to meet any time schedule in the Project Plan (except where such failure was a direct result of Inspire’s failure to comply with this Agreement or the Project Plan), the Parties agree that irreparable harm to the other Party should be presumed and the damages to such Party would probably be very difficult to ascertain and would be inadequate. Accordingly, in the event of such circumstances, each of Novasep and Inspire agree that, in addition to any other right and remedies available at law or in

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

equity, the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction.

10.18 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.19 Counterparts. This Agreement may be executed in two counterparts and by facsimile or PDF signature, each of which shall be deemed an original and which together shall constitute one instrument.

10.20 English Language. The English language version of this Agreement will be controlling on the Parties. All information, documents, reports, records, notices and communications to be provided by one Party to the other Party hereunder will be provided in the English language.

[Remainder of page intentionally left blank.]

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

[Signature Page to Technical Transfer & Development Services Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

Inspire Pharmaceuticals, Inc.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	President and Chief Executive Officer

Finorga S.A.S.

By:	/s/ Yves Michon
Name:	Yves Michon
Title:	President and Chief Executive Officer

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE A

PROJECT PLAN

Novasep will conduct the work as defined below. The work includes the performance by Novasep of the following services:

1. Description of the work

Phase I : “ Laboratory Familiarization - Process Improvement Program and Piloting of the Selected Process”

Phase I started early [c.i.].

The Phase I work consists-of Phase IA and Phase IB which will be completed by a pilot batch using the selected process:

1.1. Phase IA - Laboratory Familiarization:

(i)	reproducing INSPIRE’s Process in Novasep’s laboratories
(ii)	assessment of INSPIRE’s Process critical parameters and
(iii)	transferring INSPIRE’s analytical methods.

During the laboratory familiarization phase, Novasep will repeat the process transmitted by Inspire to reproduce the results described in the technical package provided by Inspire. On successful completion, and if Inspire is satisfied by the process as it is, Novasep will then identify or re-assess the Process Parameter Acceptable Ranges to adapt the given process for up-scaling. During Phase IA, the analytical methods will be transferred and they will be validated on Inspire’s request.

Novasep’s personnel may visit INSPIRE’s site(s), from time to time, to facilitate experience and know-how sharing between INSPIRE and Novasep. INSPIRE’s personnel are also prepared to visit Novasep’s site(s), from time to time, to facilitate the acquisition of and share experience and know-how between INSPIRE and Novasep. Phase I will include laboratory familiarization with the INSPIRE Process as well as laboratory development work (including analytical activities) to allow scale-up of INSPIRE’s Process during Phase II. Phase IA will be completed by end of [c.i.]

1.2. Phase IB - Process Improvement Program:

NOVASEP has investigated from early [c.i.] to beginning of [c.i.] new ideas to improve the current INSPIRE’s Process; this investigation for process improvement concerned essentially the purification steps. Phase IB was completed early [c.i.] and resulted in no major new finding.

1.3 Kilo-scale Batch:

Inspire asked Novasep to run a kilolab batch to test the process at a small scale and to generate enough material for crystallization studies and to test the ultrafiltration step. This kilolab batch was started in [c.i.] and completed in [c.i.].

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.4. Pilot:

Phase I will be concluded with the piloting at [c.i.] batch size the INSPIRE Process or the improved INSPIRE Process to secure up-scaling during Phase II. The material produced during this piloting will not be cGMP material.

During Phase I, Novasep will, with the prior review and approval of INSPIRE, identify and purchase the equipment that Novasep does not already own or have access to and which is necessary to perform Phase I.

1.5 Safety Tests:

Once the development team confirms the safety test required to safely scale-up this process, the project team will then decide to pursue specific trials (RC1, DSC, etc.) if needed. Some of those trials might need to be outsourced (ARC). In the course of Phase I if any safety issue is identified and if sub-contracted additional activities are needed, the associated costs will be charged accordingly to Inspire. Before any commitment with a third party, Novasep will discuss and obtain Inspire’s approval.

Phase II: Specific Equipment Design/Installation and Qualification – Development batches - Proof of Process and production of validation batches

Phase II will be performed at industrial scale (up to 6000L reactors and adequate isolation equipments including filter dryers). The necessary separation columns and other purification equipment will be specifically designed to fit to Inspire’s project. During Phase II, Novasep will design, install and qualify the specific Denufosol equipment (Phase IIa) and perform a Proof of Process batch to test the up-scaling at real batch size followed by the three validation batches (Phase IIb).

Phase II will be divided into Phase IIa and Phase IIb described hereafter:

Phase IIa: specific equipment design/installation and qualification

The purification columns and chromatography will be designed specifically for and dedicated to Inspire’s project and dedicated to Denufosol for Phases II and Phase III. During Phase IIa, the workshop which will be used for production will be prepared and the specific equipment will be installed and qualified for use in Phase IIb. Phase IIa will be completed by end-[c.i.].

Pre-Phase IIb: Development batches

This phase consists in manufacturing four development batches during the period covering [c.i.] to end [c.i.] to generate enough data to be used in the NDA. Batch size of these industrial batches would be defined between Inspire and Novasep’s teams in order to reach the targeted quality level.

Phase IIb: Proof of Process and production of validation batches

Phase IIb will be performed at [c.i.] batch size at 50% of the anticipated future industrial scale. An optional [c.i.] proof of process (POP) batch will be produced followed by three [c.i.] process validation batches during this Phase IIb. Phase IIb will be realized during the period covering

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

[c.i.]. Validation protocols will be submitted for approval to Inspire prior to any validation activities.

2. Time Schedule

The work will start in [c.i.]. It shall be performed according to the following schedule :

Phases	Objectives	Starting date	Finishing date
Phase Ia + additional R&D work	Lab Familiarization/Process and analytical transfer	[c.i.]	[c.i.]
Phase Ib	Process optimization	[c.i.]	[c.i.]
Kilolab batch	Generate stream	[c.i.]	[c.i.]
Piloting	Test the selected Process	[c.i.]	[c.i.]
Phase IIa	Design, Installation and Qualification of Equipment	[c.i.]	[c.i.]
Pre-Phase IIb	Development batches	[c.i.]	[c.i.]
Phase IIb	Proof of Process batch (optional) + Process validation	[c.i.]	[c.i.]

3. Documentation

Novasep will provide the following documentation to Inspire for its review:

•	Master Batch Record
•	Methods for IPC and release testing
•	Executed batch records
•	Deviation/change control documents
•	Campaign reports containing main information from the executed batch records including deviations and investigations
•	Certificate of analysis
•	Development reports

Note: Inspire and Novasep will work closely to optimize document issues and reviews in order to respect the project timelines.

4. Supplies by INSPIRE to Novasep

INSPIRE agrees to supply Novasep on a reasonably prompt basis with the following tangible materials (the “INSPIRE Materials”):

•	dCMP and UMP-2Na
•	Denufosol tetrasodium
•	Samples of intermediate process streams taken from the current manufacturing process
•	Samples of resins used in the manufacturing process
•	Analytical standards

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

•	Samples of individual raw material, starting material, and process impurities
•	Spare HPLC column needed to run analytical method M1152
•	Other materials needed to advance technology transfer, process development, and manufacturing activities at the Recipient.

The INSPIRE Materials will be supplied to Novasep in sufficient quantity and sufficiently in advance in order to allow Novasep to perform the work in accordance with the terms of the Agreement.

Novasep agrees to use the INSPIRE Materials solely for the work and in accordance with the terms and conditions of the Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE B

PROJECT FEES

INSPIRE shall pay Novasep the following fees for the performance of the work described in the Project Plan.

Novasep shall invoice INSPIRE as follows:

Service Fees, Invoices, Payments for Phase I:

PHASE I	Objectives/Deliverables	Total price (€)	Payments	Invoicing date
Phase Ia Laboratory Familiarization	- Process familiarization, development & scale up - Lab sample deliveries - Development report	[c.i.]	[c.i.]	[c.i.]
Additional R&D work	- Analytical transfer & Process development

Phase 1b	Process Improvement	[c.i.]	[c.i.]	[c.i.]

Pilot batch	Scale-up	[c.i.]	[c.i.]	[c.i.]

Kilolab batch	Generate stream	[c.i.]	[c.i.]	[c.i.]

Total Cost Phase I	751,000

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Equipment costs, Service Fees, Invoices, Payments for Phase II :

PHASE II	Objectives/Deliverables	Total Price (€)	Price (€)	Invoicing date
Phase IIa		[c.i.]	[c.i.]	[c.i.]
Workshop modifications	Workshop engineering and modification
Equipment cost	Skid design & Skid procurement	[c.i.]	[c.i.]	[c.i.]
Pre-Phase IIb Manufacturing of four Development batches	Production of Denufosol	[c.i.]	[c.i.]	[c.i.]
Phase IIb Manufacturing & Validation costs	Production of Denufosol	[c.i.]	[c.i.]	[c.i.]
TOTAL PHASE II	4,350,000 or 4,150,000 (excluding optional POP batch)

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE C

EQUIPMENT

[c.i.]